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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 56 to Registration Statement No. 333-72042 of Hartford Life Insurance Company Separate Account Eleven on Form N-4 of our report dated April 28, 2015 relating to the statements of assets and liabilities of each of the individual sub-accounts which comprise Hartford Life Insurance Company Separate Account Eleven as of December 31, 2014, and the related statements of operations for the periods then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the related financial highlights in Note 6 for each of the periods presented in the five years then ended, appearing in the Statement of Additional Information, which is incorporated by reference in this Registration Statement, and to the reference to us under the heading "Experts" in the same Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
June 10, 2016